UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 17, 2005

Center Financial Corporation

(Exact name of Registrant as specified in its charter)

Commission file number: 000-50050

California	52-2380548
(State of Incorporation)	(IRS Employer Identification No)

3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010

(Address of principal executive offices)

(213) 251-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 17, 2005, Patrick Hartman has been hired as Executive Vice President and Chief Financial Officer of Center Financial and its banking subsidiary, Center Bank. Mr. Hartman, age 56, is a certified public accountant with more than 28 years’ experience in the banking industry. Immediately prior to assuming his current position, he served as founder and owner of The Alpha Consulting Group LLC in Lake Arrowhead, California, a company he founded in 1997 to provide management and network support services, primarily for financial institutions. From 1992 to 1997, he served as chief financial officer and chief information officer of CU Bancorp, the publicly traded holding company of California United Bank in Encino, California. He also served as chief financial officer of Community Bank, a $1.3 billion independent bank headquartered in Pasadena, California from 1979 to 1992.

Item 8.01 Other Events

The Company has identified an internal control deficiency that constituted a “material weakness,” as defined by the Public Company Accounting Oversight Board’s Accounting Standard No. 2, as of December 31, 2004. The weakness concerned the interpretation and implementation of various complex accounting principles, primarily in the area of non-routine business transactions, and resulted from the fact that the Company needed additional personnel and outside consulting expertise with respect to the application of some of these more complex accounting principals to its financial statements. As a result, as of December 31, 2004, certain non-routine business transactions were not recorded in accordance with generally accepted accounting principles accepted in the United States prior to the audit of the Company’s financial statements by its independent accountants.

To correct the deficiency, Center Financial has augmented its internal accounting staff and is in the process of expanding its external consulting expertise to enable the Company to properly apply these complex accounting principals to its financial statements. As indicated in Item 5.02 above, the Company has appointed Patrick Hartman as its new Chief Financial Officer. The Company is also in the process of retaining a certified public accounting firm as a third party consultant to provide both prospective guidance with respect to complex accounting principals, and to verify the accuracy of the application of these principles before the Company’s financial statements are reviewed by its independent accountants.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

Date: March 23, 2005	/s/ Patrick Hartman
Center Financial Corporation Patrick Hartman Chief Financial Officer